Exhibit 10.29

DEVELOPING & MANAGING CONTRACT
OF
YISHUI YAO DIANZI CAVE
(SHANDONG UNDERGROUND GRAND CANYON)

Party A: Yaodianzi Town Government Yishui county

Party B: Shandong Di Xia Da Xia Gu Nu You Kai Fa Co Ltd

To develop the tourism in Yishui county, in accordance with requirement from Yishui county council and county government, Through consultations, both parties agree that Party B would invest in the developing and managing the Yishui Yaodianzi cave, to confirm both parties’ rights and obligations, both parties sign the contract which clauses as following:

Article 1: Developing Type

Both parties agree that, Party B shall invest on the developing the above mention cave, and manage it in certain period.

Article 2: Planning & Design

Party B shall invite cave specialist to scurvy the site and design the layout; and Party B shall bear the expense caused by that.

Article 3: The Planning Area

Both parties agree that:

1)	From the basis point which means the cave and the east entrance, spread out to each direction 50 meters away (including land and mountain waste.

2)	The road in a width of 8 meters, in a length of 450 meters starting from the main(east) entrance of the cave to Yijie road.

3)	Including the area which Party B leased from the Yongfu village and Houwujia village.

Article 4: Lease Term, Rental and Payment

The lease term is 60 years starting from the date signing the contract till 15-10-2062.

Total Rental: RMB 3,300,000.00 Yuan (three million three hundred thousand Yuan), calculated as: 60,000.00 Yuan X 55 yrs = 3,300,000.00 (minus an exemption of five-year rents pursuant to relevant preferential policy); the relevant compensation and the expenses of maintaining road starting from the east main gate to Yijie road, drainage, big well and etc have been paid up by Party B;

The rental shall be paid on the date 15th October each year.

Article 5: Party A shall provide the necessary assistance to Party B to maintain a daily business operating, to coordinate with village around the tourism area and other public relationship.

Article 6: After the contract is signed, both parties shall abide by it; the party breaching the contract shall be liable to compensate another party’s corresponding losses. Within the period of the contract, any legal representative/Principal or authorized person of any party changed, which shall cause no any influence on the legal effect of the contract, and cause no revision or termination arising.

Article 7: When the contract expired, all the ground attachment invested by Party B and intangible asset, shall be evaluated and belong to Party B.

Article 8: Sales tax and individual income tax shall be paid to Yaodianzi Town.

Article 9: Unconcluded matter shall be resolved through consultation, the supplement clauses shall be regarded as the inalienable part of the contract with the same legal effect.

Article 10: The contract shall be effective as both parties sign it.

Article 11: The contract is made out in 5 copies, each for both parties, 1 for notarization authority to file.

Party A: Yaodianzi Town Government Yishui County (sealed)

Signed by: /s/ LIU BOPING

Party B: Shandong Di Xia Da Xia Gu Nu You Kai Fa Co Ltd

Signed by: /s/ ZHANG SHANJIU

Date: 02-4-2004

Supplement Clause: The annual rental in amount of RMB60, 000.00 Yuan, Yongfu village shall benefit RMB15, 000.00Yuan, Houwuji village shall benefit RMB15, 000.00 Yuan.